CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Firsthand Funds and to the use of our report dated January 18, 1999 on the financial statements and financial highlights of the Technology Value Fund, Technology Leaders Fund, Technology Innovators Fund, and Medical Specialists Fund, each a series of shares of the Firsthand Funds. Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders, which is incorporated by reference in the Registration Statement.

                                                        /s/ Tait, Weller & Baker
                                                        TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
August 30, 1999